Roaming Messenger Secures $1.2MM Financing

Investment Provides Cash Influx to Fund Company Growth SANTA BARBARA, Calif., Dec. 29, 2005 -- Roaming Messenger (OTC BB: RMSG), the provider of a breakthrough mobile messaging platform, today announced that it has secured $1,200,000 in financing from Cornell Capital Partners, LP ("Cornell") to fund continued development and growth of the Company.

Under this financing, closed on December 28, 2005, the Company sold to Cornell a total of $1,200,000 in Secured Convertible Debentures (the "Debenture"). This debenture matures in three years on December 27, 2008. During the term of the Debenture, Cornell may convert all or part of the principal amount of the Debenture into the Company's common stock at a share price that is the lower of
(a) $0.15 per share, effectively an 82% premium to the current market price or
(b) 20% discount to the market price at the time of conversion. For full details please see Form 8K.

The Company has already received a first installment of $400,000. A second installment of $350,000 will be advanced prior to the Company filing a registration statement with the Securities and Exchange Commission in connection with this transaction. A third installment of $450,000 will be advanced two days prior to the effectiveness of the registration statement.

"We are delighted to have the financial backing of an investor like Cornell Capital Partners," said Jon Lei, CEO of Roaming Messenger, Inc. "I believe 2006 will be the defining year for our Company as various market forces are coming into alignment. I am very excited about the prospects ahead."

"We believe Roaming Messenger has a unique technology in the exciting and growing wireless sector. Especially their focus in the Homeland Security industry which continues to mature," stated Brian Keane, Senior Vice President, Corporate Finance at Cornell Capital.

About Roaming Messenger

Roaming Messenger is the provider of a breakthrough mobile messaging technology that delivers a completely new and better way for government agencies and corporations to extend information and business processes to the mobile world. The Company, based in Santa Barbara, California, has developed a proprietary technology that encapsulates workflow logic and data into smart software "messengers." Unlike regular e-mail and text messages, these messengers are encrypted, and have the ability to automatically move across wired and wireless devices, track down recipients, confirm receipt, deliver interactive content, and transmit real-time responses back to the sending application. The Roaming Messenger product is easily integrated into existing systems. It serves as a communication gateway to the mobile world for a variety of applications such as those used in emergency response, homeland security, logistics, healthcare, business continuity and financial services. Visit the Company's website at: http://www.roamingmessenger.com.

Roaming Messenger is certified as a member of the BlackBerry(r) Independent Software Vendor (ISV) Alliance program and has received Microsoft(r) Certified for Windows Mobile designation.

About Cornell Capital Partners LP

Launched in 2001, Cornell Capital has committed over $1 billon in capital to over 150 companies listed in US, UK, Australia, Germany, Singapore and Canada. Cornell Capital Partners provides innovative financing solutions to growing companies in the small-cap sector, worldwide. For more information please visit: http://www.cornellcapital.com

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.